UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2016

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Non-Employee Director Compensation

On May 13, 2016 (the “Grant Date”), in accordance with the previously announced non-employee director compensation policy of Marchex, Inc. (“Marchex” or the “Corporation”), Marchex (i) granted an aggregate of 198,906 restricted shares of Class B common stock under Marchex’s 2012 Stock Incentive Plan (the “Plan”) to Marchex’s non-employee directors as compensation for their annual Board and committee service at a purchase price of $0.01 per share, and (ii) paid an aggregate of $62,000 in cash (subject to quarterly installments). One hundred percent (100%) of such shares of restricted stock shall vest on the earlier of one (1) year from the Grant Date or the date of the 2017 annual meeting of stockholders of the Corporation, assuming continued service on Marchex’s Board of Directors (the “Board”) for such period and with accelerated vesting in full of all such restricted shares in the event of a Change of Control (as defined in such restricted stock agreements).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Changes to Committee Membership

On May 13, 2016, Marchex’s Board approved certain changes to the membership of the committees of the Board. The table below summarizes the membership information for each of the committees of the Board, effective immediately:

	Audit	Compensation	Nominating and Governance
Dennis Cline	X		X
Anne Devereux-Mills		X	X*
Nicolas Hanauer
Ian Morris	X	X*	X
M. Wayne Wisehart	X*	X

*	Chair

Separation Agreement

On May 11, 2016, Marchex entered into a Separation Agreement with Russell C. Horowitz (“Horowitz”) (the “Separation Agreement”) and which supersedes and replaces any employment related agreements with Horowitz.

The Separation Agreement provides for the following:

•	Horowitz agrees to remain employed as Marchex’s Executive Director until May 12, 2016 (the “Separation Date”). On the Separation Date, Horowitz’s employment with Marchex shall terminate.

•	From the Separation Date through the end of the Consulting Period (as defined below), Horowitz shall serve as a non-employee consultant to Marchex on the terms set forth in the Separation Agreement.

•	In connection with Horowitz’s separation from service on the Separation Date, Horowitz will receive the following benefits:

•	So long as Horowitz timely elects health benefits continuation under COBRA, Horowitz shall be entitled to receive payment by Marchex of Horowitz’s applicable premiums for such continuation coverage during the period commencing on the Separation Date and ending on the earliest to occur of (i) the eighteen (18) month anniversary of the Separation Date, (ii) the expiration of Horowitz’s eligibility for benefits under COBRA, and (iii) the date on which Horowitz and his or her covered dependents become covered by health insurance through another source.

•	Effective as of the Separation Date, (i) vesting shall accelerate in full on Horowitz’s existing equity awards, (ii) Marchex will extend the period during which Horowitz may exercise any vested stock options through the remaining contractual term, and (iii) Horowitz shall be granted 100,000 shares of Marchex’s Class B common stock pursuant to the Plan at a purchase price of $0.01 per share with quarterly vesting in equal amounts through May 12, 2017.

•	From the Separation Date through the earlier of (i) May 12, 2017, or (ii) Marchex’s termination of the consulting period (such applicable period, the “Consulting Period”), Horowitz will provide consulting and advisory services from time to time as may be reasonably requested by Marchex’s Chief Executive Officer and Marchex will pay Horowitz an annualized amount of $255,000 per year, payable in monthly installments in advance through May 12, 2017 for such services.

The above summary is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to the Corporation’s next applicable periodic report or registration statement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 12, 2016, Marchex held its 2016 annual meeting of stockholders. Holders of Class A common stock are entitled to twenty-five (25) votes per share and holders of Class B common stock are entitled to one (1) vote per share and vote together as a single class on all matters (including election of directors) submitted to a vote of stockholders, unless otherwise required by law. At the meeting, the stockholders elected each director nominee to the Board by the following votes:

NOMINEE	FOR	WITHHELD	BROKER NON- VOTES
Dennis Cline	151,413,249	4,182,426	8,519,072
Anne Devereux-Mills	154,217,818	1,377,857	8,519,072
Nicolas Hanauer	154,329,927	1,265,748	8,519,072
Clark Kokich	153,843,447	1,752,228	8,519,072
Ian Morris	154,301,653	1,294,022	8,519,072
M. Wayne Wisehart	151,680,930	3,914,745	8,519,072

At the meeting, the stockholders voted on the other proposal as follows:

•	Stockholders ratified the appointment of KPMG LLP as the independent registered public accounting firm for Marchex for the fiscal year ending December 31, 2016 (with shares representing 160,397,792 votes voting for, 3,567,272 votes against and 149,683 votes abstaining).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCHEX, INC.

Date: May 13, 2016	By:	/s/ PETER CHRISTOTHOULOU
	Name:	Peter Christothoulou
	Title:	Chief Executive Officer